Exhibit (e)(2)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

ING STRATEGIC ALLOCATION PORTFOLIOS, INC.

Series	Annual Sub-Advisory Fee
ING Strategic Allocation Conservative Portfolio ING Strategic Allocation Growth Portfolio ING Strategic Allocation Moderate Portfolio	Direct Investments 0.27% of ADNA Underlying Funds 0.02% of ADNA